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CROMPTON ANNOUNCES EXECUTION OF SUPPLEMENTAL INDENTURES

MIDDLEBURY, Conn., June 1, 2005 -- Crompton Corporation (NYSE:CK) announced today that it has received the requisite consents to execute a supplemental indenture amending the indenture governing its 9⅞% Senior Notes due 2012 (CUSIP Number: 227116AE0) (the "9⅞% Notes") and a supplemental indenture amending the indenture governing its Senior Floating Rate Notes due 2010 (CUSIP Number: 227116AF7) (the "Floating Rate Notes" and together with the 9⅞% Notes, the "Notes"). The consents were obtained pursuant to Crompton's consent solicitation, which commenced May 16, 2005 (the "Consent Solicitation").

The supplemental indentures have been executed by Crompton and the trustee for the Notes, but the amendments therein will not become operative until such time as the Company notifies Global Bondholder Services Corporation, the information agent, tabulation agent and paying agent for the Consent Solicitation, on or prior to September 1, 2005, that each of the conditions set forth in the Company's Consent Solicitation Statement dated May 16, 2005 (the "Consent Solicitation Statement"), including the closing of the definitive merger agreement for an all-stock merger transaction between Crompton and Great Lakes Chemical Corporation, is satisfied or waived.

The Consent Solicitation expired at 5:00 p.m., New York City time, on May 31, 2005. The terms and conditions of the Consent Solicitation are set forth in the Consent Solicitation Statement.

Further questions regarding the solicitation may be directed to the Solicitation Agents, Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll free) or (212) 761-1864 (collect), and Credit Suisse First Boston LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect).

This announcement is not a solicitation of consents with respect to any Notes. The solicitation was made solely by the Consent Solicitation Statement.

Crompton Corporation, with 2004 sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

 Forward-Looking Statement
 Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, statements about the benefits of the business combination of Crompton and Great Lakes, including future financial and operating results, the combined companies' plans, objectives, expectations and intentions, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Crompton is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under Crompton's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce Crompton's debt levels, and other risks and uncertainties detailed in Crompton's filings with the Securities and Exchange Commission. These statements are based on Crompton's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Crompton's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Crompton.